Exhibit 99.1

SemGroup Corporation

Unaudited Pro Forma Combined Condensed Financial Statements

On July 17, 2017, SemGroup Corporation (“SemGroup”) completed the acquisition of Buffalo Parent Gulf Coast Terminals LLC (“BPGCT”), which owns and operates HFOTCO LLC doing business as Houston Fuel Oil Terminal Company (“HFOTCO”), for a purchase price paid, or to be paid, in two payments. The first payment made on July 17, 2017, consisted of $297.8 million in cash, funded from our revolving credit facility, issuance of approximately 12.4 million shares of our Class A common stock and the assumption of existing HFOTCO net debt of approximately $766 million. The second payment requires us to pay the sellers $600 million in cash if paid on December 31, 2018 (the “Second Payment”). If paid prior to December 31, 2018, the amount payable will be discounted by 5% per annum. If not paid by December 31, 2018, the amount payable increases to $680 million and is due by December 31, 2019, or earlier if requested by the sellers.

Effective March 14, 2018, SemGroup completed the sale of its Mexican asphalt business for approximately $78.5 million in cash (subject to customary post-closing adjustments). At December 31, 2017, the Mexican asphalt business was classified as held for sale and a $13.5 million pre-tax loss was recorded to write the net assets down to net realizable value. The proceeds from the disposal will be used to repay debt.

The accompanying unaudited pro forma combined condensed financial statements of SemGroup have been prepared in accordance with Article 11 of Regulation S-X. The accompanying unaudited pro forma condensed balance sheet at December 31, 2017, reflects the disposal of the Mexico asphalt business as if it had occurred on that date. The BPGCT acquisition is already included in the SemGroup balance sheet at December 31, 2017. The accompanying unaudited pro forma combined condensed statement of operations for the year ended December 31, 2017, reflects the acquisition and disposal as if they had occurred on January 1, 2017. The terms “we”, “our”, “us”, and similar language used in these unaudited pro forma combined condensed financial statements refer to SemGroup and its subsidiaries.

These unaudited pro forma combined condensed financial statements have been derived from our historical financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2017. These unaudited pro forma combined condensed financial statements should be read in conjunction with our historical financial statements and related notes thereto.

These unaudited pro forma combined condensed financial statements are provided for illustrative purposes only and do not purport to represent what our actual results of operations would have been if the acquisition and disposal had occurred on the dates assumed, nor are they necessarily indicative of our future operating results. However, the pro forma adjustments shown in these unaudited pro forma combined condensed financial statements reflect estimates and assumptions that we believe to be reasonable.

SEMGROUP CORPORATION

Unaudited Pro Forma Condensed Balance Sheet

December 31, 2017

(in thousands)

	SemGroup Historical	Sale of Mexican asphalt business	Pro Forma Adjustments		SemGroup Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$93,699	$—	$—		$93,699
Accounts receivable, net	653,484	—	—		653,484
Receivable from affiliates	1,691	—	—		1,691
Inventories	101,665	—	—		101,665
Current assets held for sale	38,063	(34,946)	—		3,117
Other current assets	14,297	—	—		14,297

Total current assets	902,899	(34,946)	—		867,953

Property, plant and equipment, net	3,315,131	—	—		3,315,131
Equity method investments	285,281	—	—		285,281
Goodwill	257,302	—	—		257,302
Other intangible assets, net	398,643	—	—		398,643
Other noncurrent assets	132,600	—	—		132,600
Noncurrent assets held for sale	84,961	(24,822)	—		60,139

Total assets	$5,376,817	$(59,768)	$—		$5,317,049

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$587,898	$—	$—		$587,898
Payable to affiliates	6,971	—	—		6,971
Accrued liabilities	131,407	—	—		131,407
Deferred revenue	7,518	—	—		7,518
Current liabilities held for sale	23,847	(19,437)	—		4,410
Other current liabilities	3,395	—	—		3,395
Current portion of long-term debt	5,525	—	—		5,525

Total current liabilities	766,561	(19,437)	—		747,124

Long-term debt, net	2,853,095	—	(78,543	)(a)	2,774,552
Deferred income taxes	46,585	—	—		46,585
Other noncurrent liabilities	38,495	—	—		38,495
Noncurrent liabilities held for sale	13,716	(700)	—		13,016
Commitments and contingencies
SemGroup owners’ equity:
Preferred stock, $0.01 par value	—	—	—		—
Common stock, $0.01 par value	786	—	—		786
Additional paid-in capital	1,770,117	—	—		1,770,117
Treasury stock, at cost	(8,031)	—	—		(8,031)
Accumulated deficit	(50,706)	—	8,035	(a)	(42,671)
Accumulated other comprehensive loss	(53,801)	30,877	—		(22,924)

Total owners’ equity	1,658,365	30,877	8,035		1,697,277

Total liabilities and owners’ equity	$5,376,817	$10,740	$(70,508)		$5,317,049

SEMGROUP CORPORATION

Unaudited Pro Forma Combined Condensed Statement of Operations

Year Ended December 31, 2017

(in thousands, except per share amounts)

	SemGroup Historical	BPGCT Historical	Sale of Mexican asphalt business	Pro Forma Adjustments		SemGroup Pro Forma
Revenues:
Product	$1,621,918	$—	$(153,164)	$—		$1,468,754
Service	391,266	77,837	(1,841)	—		467,262
Lease	5,843	6,941	—	—		12,784
Other	62,890	1,821	—	—		64,711

Total revenues	2,081,917	86,599	(155,005)	—		2,013,511
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	1,514,891	—	(130,910)	—		1,383,981
Operating	254,764	17,836	(7,905)	(560	)(f)	264,135
General and administrative	110,373	12,200	(8,045)	(26,090	)(f)	88,438
Depreciation and amortization	158,421	15,984	(4,045)	24,402	(b)	194,762
Loss on disposal or impairment, net	13,333	—	481	—		13,814

Total expenses	2,051,782	46,020	(150,424)	(2,248)		1,945,130

Earnings from equity method investments	67,331	—	—	—		67,331
Operating income	97,466	40,579	(4,581)	2,248		135,712
Other expenses (income), net:
Interest expense	103,009	15,811	(53)	32,792	(c)	147,239
				(4,320	)(g)
Loss on early extinguishment of debt	19,930	—	—	—		19,930
Foreign currency transaction gain	(4,709)	—	(224)	—		(4,933)
Other expense (income), net	(1,226)	23	1,016	—		(187)

Total other expenses, net	117,004	15,834	739	28,472		162,049

Income (loss) from continuing operations before income taxes	(19,538)	24,745	(5,320)	(26,224)		(26,337)
Income tax expense (benefit)	(2,388)	354	(1,396)	(693	)(d)	(4,123)

Net income (loss)	$(17,150)	$24,391	$(3,924)	$(25,531)		$(22,214)

Net loss attributable to SemGroup per common share:
Basic	$(0.24)					$(0.28)
Diluted	$(0.24)					$(0.28)
Weighted average common shares outstanding:
Basic	71,418			6,718	(e)	78,136
Diluted	71,418			6,718	(e)	78,136

SEMGROUP CORPORATION

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1.	Basis of presentation

The historical consolidated financial information of SemGroup has been adjusted in the accompanying unaudited pro forma combined condensed financial information to give effect to pro forma events that are (i) directly attributable to the acquisition of BPGCT and the disposition of our Mexican asphalt business, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined condensed statement of operations, are expected to have a continuing impact on the results of operations.

The unaudited pro forma combined condensed financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

2.	Pro forma adjustments

These adjustments reflect the consideration paid or to be paid by SemGroup to acquire BPGCT. The following table represents the purchase price allocation to the assets acquired and liabilities assumed from BPGCT. The purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma combined condensed financial statements (in thousands):

Consideration
Cash	$297,822
Common shares	330,341
Second Payment	549,900
Liabilities assumed
Accounts payable and accrued liabilities	9,876
Current portion of long-term debt	5,500
Fair value of long-term debt	760,500
Other noncurrent liabilities	13,884

Total consideration	$1,967,823

Allocation to assets acquired
Cash acquired	$3,583
Accounts receivable	11,101
Other current assets	5,277
Property, plant and equipment	1,327,168
Finite-lived intangible assets
Customer relationships	260,000
Customer contract	1,000
Non-compete agreement	30,000
Goodwill	257,302
Other noncurrent assets	72,392

Total fair value of assets acquired	$1,967,823

(a) Adjustments to reflect proceeds on sale of Mexican asphalt business of $78.5 million and a pre-tax gain on sale of $8.0 million based on the carrying value of the business at December 31, 2017. As of December 31, 2017, the business had been written-down to a $70.5 million carrying value.

(b) Adjustments to reflect increased depreciation and amortization expense due to increase in property, plant and equipment to fair value and the recognition of finite-lived intangible assets.

SEMGROUP CORPORATION

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Property, plant and equipment is depreciated over periods of up to 25 years on a straight-line basis. Pro forma depreciation expense is based on the fair value of the assets at the acquisition date and is based on the expected useful life based on asset class and company policy. Adjustments to historical depreciation were made to bring total depreciation of BPGCT assets up to $26.0 million for the period from January 1, 2017 to July 16, 2017.

Finite-lived intangibles are amortized over their estimated useful lives. The non-compete agreement is effective for two years from the acquisition date and will be amortized straight-line over the two-year period. Customer relationships are being amortized over 28.5 years on an accelerated basis which matches the incremental cash flow models used to value the intangible assets and in consideration of a historical customer attrition rate of 5%. Customer contracts are being amortized over three years on a straight-line basis. Adjustments to amortization expense were made to remove historical amortization expense and reflect $13.7 million of amortization expense related to the finite-lived intangibles recognized in the acquisition for the period from January 1, 2017 to July 16, 2017.

Amortization of intangible assets for the five years following the acquisition is expected to be (in thousands):

	Year ended December 31, 2017	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Non-compete agreement	$6,250	$15,000	$8,750	$—	$—
Customer relationships	13,500	10,000	22,300	21,800	22,000
Customer contracts	400	400	200	—	—

Total	$20,150	$25,400	$31,250	$21,800	$22,000

(c) Adjustments to recognize interest expense related to the Second Payment which was discounted at 8% and SemGroup’s $297.8 million acquisition payment made from a borrowing on our revolving credit facility at 5.5%.

(d) Adjustments to recognize additional income tax expense based on SemGroup’s historical blended statutory rate of 37.8%. BPGCT is a pass-through entity for income tax purposes and therefore it’s historical financial statements only reflect Texas margins tax.

(e) Adjustment to reflect the 12.4 million common shares issued as consideration for the acquisition as if the acquisition had occurred on January 1, 2017. For the year to date period ended December 31, 2017, these shares were included in the historical results of SemGroup from the acquisition date at July 17, 2017. As such, the pro forma adjustment was reduced accordingly. Common shares issued were valued based on the acquisition date market price of $26.68 per share.

(f) Adjustment to remove BPGCT acquisition costs included in the historical financial statements of SemGroup and BPGCT.

(g) Adjustment to reflect reduction of interest expense from use of Mexican asphalt business sales proceeds to pay down revolving credit facility borrowings, as required by SemGroup’s credit agreement, at a rate of 5.5%.

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